Exhibit 10.5

July 25, 2002

Mary Elizabeth Potthoff

50 Wilbur Drive

Ashland, MA 01721

Dear Elizabeth,

I am pleased to confirm our offer of employment with Curls, Inc. The terms of your employment with the Company are outlined below. It is mutually agreed that the purpose of this Offer Letter is to establish the basic terms of your employment and that a mutually acceptable employment contract will be executed upon your start of employment.

Position: Vice President and General Counsel

Effective Date: September 1, 2002

Rate of Pay: $12,500.00 per month, subject to customary withholdings, to be paid in accordance with the Company’s standard payroll policies and practices and to be reviewed as part of our performance review program.

Stock Options: You will be granted an option to purchase 100,000 shares of common stock of the Company, subject to approval by the Board of Directors at the next board meeting. The stock option will vest over four (4) years with 25% vesting on your first anniversary of employment. The stock option will then v tat 6.25% per quarter over the remainder of the vesting period. Vesting of stock options s contingent upon your continued employment at Curis. The exercise price of the option will be fair market value as established by the Board of Directors. The stock option will be evidenced by an Option Agreement and will be subject to all the terms and provisions of the Option Agreement and the Plan.

In the event of an acquisition event (regardless of whether such event also constitutes a change in control event), or the execution by us of any agreement with respect to an acquisition event (regardless of whether such event also constitutes a change in control event), the board shall provide that the acquiring or succeeding corporation shall assume or substitute equivalent options for any outstanding options. In the event of a change in control event, except as provided to the contrary in the applicable option agreement (i) one-half of the number of shares subject to the option which were not already vest shall be exercisable immediately prior to the occurrence of such acquisition event and, subject to (ii) below, the remaining one- half of such number of shares shall continue to become vested in accordance with the original vesting schedule set forth in such option, with one-half of the number of shares that would otherwise have first become vested becoming so vested 0 each subsequent vesting date in accordance with the original schedule and (ii) such assumed or substituted options shall become immediately exercisable in full if, on or prior tot e first anniversary of the date of the consummation of the acquisition event, the participant’s employment with the Company or the

Mary Elizabeth Potthoff

July 25, 2002

acquiring or succeeding corporation is terminated for “good reason” (as defined in the plan) by the participant or is terminated without “cause” (as defined in the plan) by the Company or the acquiring or succeeding corporation.

If the acquiring corporation refuses to assume or substituted outstanding options, the board shall, upon written notice to participants in the plan, provide that 100% of any unvested shares subject to outstanding options will become vested and exercisable as of a specified time prior to the acquisition event and all of such options, whether or not then exercisable, will terminate immediately prior to the consummation of such acquisition event, except to the extent exercised by the participants before the consummation of the acquisition event. If under the terms of an acquisition event, holders of common stock will receive a cash payment for each share of common stock surrendered upon consummation of the acquisition event, .the board may instead provide that all outstanding options terminate and that each participant shall receive a cash payment equal to the amount, if any, by which (a) the acquisition price multiplied by the number of shares of common stock subject to outstanding options then exercisable, including the additional vested shares described above, exceeds (b) the aggregate exercise price of such options.

Benefits: You will be eligible to participate in the CURIS employee benefit program as of your date of hire or in accordance with plan provisions provided you meet all of the eligibility requirements as set forth in the applicable plan documents. This program currently covers medical and dental benefits, life and disability insurances including long-term disability) and a Section 125 Plan. You will be provided fully paid D & a insurance. You will be eligible to participate in our 401K Plan on the first of the month following completion of three months of employment. You will accrue three weeks of vacation during your first year of employment and are subject to vacation policy terms for use. Parking is provided, or the cost of a MBT A pass is reimbursed, in accordance with usual Company price. CURlS also offers an Employee Stock Purchase Plan with entry dates of December and June after completing six months of employment. Employee benefits shall be provided to you on a basis no less favorable than such benefits and perquisites are provided by Curis from time to time to the Company’s other executives. I

Employment benefits may be changed, modified or discontinued from time to time in the sole discretion of CURlS. If you need additional information or have questions, please feel free to contact Kristie Haskell, Director, Human Resources at 617- 503-6510.

It is anticipated that you will continue your employment ~h Curis, Inc. for at least four years.

In the event your employment with the Company is involuntarily terminated by the Company without cause, the Company will continue to pay you as severance benefits your base salary as in effect on the date of your termination and provide you with any other benefits owed to you by virtue of your employment with the Company, to the extent that such benefits can be provided to non-employees, for three months provided you execute a separation agreement and release prepared by and satisfactory to the Company and such agreement becomes binding.

Cause means (a) your failure or refusal to substantially perform your duties or your continued neglect to perform such duties to the full extent of your abilities for reasons other than death, physical or mental incapacity, (b) a good faith finding by the Company of your failure to perform your duties as assigned to you by the Board of Directors or Chief Executive Officer

Mary Elizabeth Potthoff

July 25, 2002

of the Company, (c) a good faith finding by the Company of dishonesty, gross negligence, or misconduct, (d) conviction or the entry of a pleading of guilty or nolo contender e to any crime or any felony, or (e) any breach or threatened breach of any confidentiality, non- solicitation, or inventions agreement with the Company.

This offer is premised on your representation that you are not subject to any confidentiality, assignment of inventions or non-competition agreement or any other similar type of restriction that would affect your ability to devote your full-time and attention to your work at CURlS, Inc. The offer is also contingent upon signing the enclosed Invention and Non-Disclosure Agreement. You will also be required to present documentation prior to starting work with the Company that verifies your identity and authorization to work in the U.S., in accordance with the Immigration Reform and Control Act of 1986.

If the terms of this offer are acceptable, please indicate your acceptance by signing both copies of this letter and the Invention and Non-Disclosure Agreement included with this letter by August 1,2002. Please return one copy to Kristie Haskell, Director, Human Resources.

Sincerely,

/s/ DANIEL R. PASSERI, J.D.

Daniel R. Passeri, J.D.
President and CEO

Agreed and accepted:

/s/ MARY ELIZABETH POTTHOFF

Mary Elizabeth Potthoff

Date: 08/05/02